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                                                                    EXHIBIT 99.1

                                                For more information contact:
                                                Carole Herbstreit (414) 438-6882


BRADY CORPORATION APPOINTS DAVID R. HAWKE EXECUTIVE VICE-PRESIDENT, AND ANNOUNCES A NEW REGION-BASED ORGANIZATIONAL STRUCTURE


MILWAUKEE (April 15, 2003)-- Brady Corporation (NYSE:BRC), a world leader in identification solutions, today announced the appointment of David R. Hawke to the position of executive vice-president, effective immediately. In this position, he is responsible for global processes, information technology, new product development, acquisitions and new business development, effective immediately. Hawke previously served as senior vice president of Brady Corporation and president of its Graphics & Workplace Solutions group.

"As executive vice-president, David Hawke will focus on realizing maximum returns from the investments we've made in a new enterprise resource planning system and process improvement initiatives, as well as implementing our key growth strategies," said Brady President and Chief Executive Officer Frank M. Jaehnert. "His broad experience and demonstrated leadership make him particularly well-suited for this key position, which also encompasses responsibilities for our global manufacturing and logistic operations."

In conjunction with this appointment, Jaehnert announced a new organizational structure for the company which combines operations from its Identification Solutions & Specialty Tapes group and its Graphics & Workplace Solutions group within geographic regions. Brady business will now be organized into three regions: Americas, Europe and Asia.

"By combining our businesses within specific geographic regions, we can optimize our efforts in meeting customer needs for a more complete offering of Brady products," said Jaehnert. "While our internal structure will now be based on regions, our global focus remains. We have a strong global infrastructure that will serve as the underlying platform for our regional operations, as well as for our corporate initiatives to create value for our shareholders."

Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs, precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 3,000 people in operations in the United States, Europe,






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Asia/pacific, Latin America and Canada. The company had sales of $517 million in fiscal 2002.

More information is available on the Internet at www.bradycorp.com

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This news release contains forward-looking information, as defined in the
Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; the successful implementation of a new enterprise-resource-planning system; the ability of the company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the company does business; technology changes; and the continued availability of sources of supply. Brady cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.